FOR IMMEDIATE RELEASE

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Juan-José Román Finance Vice President & CFO (787) 749-4949	Kathy Waller Co-President (312) 640-6696

Triple-S Management Corporation Signs Letter of Intent to Acquire
Managed Care Portfolio of La Cruz Azul de Puerto Rico, Inc.

Proposed Acquisition Would Solidify Blue Cross Blue Shield Brands
in Puerto Rico and the Virgin Islands

San Juan, PR, December 4, 2008 – Triple-S Management Corporation (NYSE: GTS) today announced that it has signed a non-binding letter of intent to acquire certain managed care assets of La Cruz Azul de Puerto Rico, Inc. In addition, the Company requested Blue Cross Blue Shield Association to transfer the licensing rights to the Blue Cross brand in Puerto Rico and the Blue Cross and Blue Shield brands in the US Virgin Islands to the Company and Triple-S, Inc., its managed care subsidiary. Terms of the proposed acquisition are not yet finalized and are subject to change. The completion of the transaction is subject to a number of customary conditions including final due diligence, approvals from the Insurance Commissioner of Puerto Rico and the Blue Cross Blue Shield Association, and completion of the negotiation of definitive documentation. The Company intends to fund the acquisition with cash and expects to complete the acquisition by the end of the first quarter of 2009.

La Cruz Azul de Puerto Rico is an independent licensee of the Blue Cross Blue Shield Association that offers medical, prescription drug, and dental coverage to individuals and employer groups of all sizes. Its annualized premiums for the year ended December 31, 2007 was approximately $88 million. Established in 1943, La Cruz Azul de Puerto Rico is a wholly-owned subsidiary of Independence Blue Cross, also an independent licensee of the Blue Cross Blue Shield Association.

Ramón M. Ruiz-Comas, President and Chief Executive Officer of Triple-S Management Corporation, stated, “This acquisition is an example of our disciplined strategy to extend our market leadership while creating long-term value for our shareholders. The acquisition of certain of La Cruz Azul’s managed care assets represents an opportunity that allows us to consolidate the Blue Cross and Blue Shield brands under our Company and create great value and access to all of our members. We would be happy to have the opportunity to welcome La Cruz Azul members into our network. Once the transaction is completed, we anticipate a smooth and orderly transition.”

There is no assurance that a definitive agreement will be executed and consummated or that the proposed transaction will be approved by the Insurance Commissioner of Puerto Rico. Terms of the acquisition will be announced once definitive documentation has been executed.

About Triple-S Management
Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is the largest managed care company in Puerto Rico, serving approximately one million members across all regions. Triple-S Management offers a broad portfolio of managed care and related products in the commercial, Medicare and Reform (similar to Medicaid) markets under the Blue Shield brand. In addition to its managed care business, Triple-S Management provides non-Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information on Triple-S Management, please visit the Company’s Web site at www.triplesmanagement.com.

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